Exhibit 10.24

AMENDED AND RESTATED

DISTRIBUTION AND SUPPLY AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION AND SUPPLY AGREEMENT (this “Agreement”) is made effective as of March 12, 2020 (the “Effective Date”) by and between ANGEL MEDICAL SYSTEMS, INC., a Delaware corporation, having its principal place of business at 40 Christopher Way, Suite 201, Eatontown, New Jersey 07724 (“Supplier”) and HYDRIX MEDICAL PTY LTD (Australian Company Number 636 683 488), an entity formed under the laws of the Commonwealth of Australia, having its principal place of business at 30-32 Compark Circuit, Mulgrave, Victoria 3170 Australia (“Distributor”; together with Supplier, the “Parties” and each, a “Party”).

WHEREAS, Supplier and Jasper Capital Limited (“Jasper”) previously entered into that certain Distribution and Supply Agreement dated June 18, 2019 (the “Original Agreement”) pursuant to which Supplier appointed Jasper as the exclusive distributor of the Product in the Territory.

WHEREAS, pursuant to that certain Assignment and Joinder Agreement dated as of March 12, 2020, by and among Supplier, Jasper and Hydrix Limited (Australian Company Number 060 369 048) (“Hydrix”), Jasper assigned all of its rights and obligations under the Original Agreement to Hydrix (or a nominated wholly-owned subsidiary of Hydrix). Hydrix has nominated the Distributor, being a wholly-owned subsidiary of Hydrix, to be substituted for Hydrix for the purposes of entering into this Agreement. The Distributor has agreed to assume such rights and obligations of Jasper under the Original Agreement, and Supplier has consented to such assignment and assumption.

WHEREAS, Supplier and Distributor wish to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.

Intending to be legally bound, the Parties hereby agree as follows:

1.	CERTAIN DEFINITIONS. As used in this Agreement:

(a) “Affiliate” shall mean, with respect to a person, any company, natural person, partnership or other business entity that controls, is controlled by, or is under common control with such person, where the term “controls” denotes the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise (with correlative definitions for the terms “controlled by” and “common control”).

(b) “Change of Control” of either Party means: (i) the sale, exclusive license or transfer of all or substantially all of such Party’s assets or business to a third party; (ii) a merger, reorganization or consolidation in which the persons holding voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a person or entity or group of persons or entities (other than such Party’s

CERTAIN CONFIDENTIAL INFORMATION

CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE AVERTIX MEDICAL, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT AVERTIX MEDICAL, INC. TREATS

AS PRIVATE AND CONFIDENTIAL

equity holders existing as of the Effective Date) acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party. Notwithstanding the foregoing, a “Change of Control” of a Party does not include an initial public offering of such Party’s securities or an issuance of such Party’s securities where the primary purpose of such issuance is to raise capital for such Party, even if securities are issued to an entity whose primary business is the development and/or commercialization of medical devices, provided that such entity acquires less than fifty percent (50%) of the voting equity securities or management control of such Party. In addition, Supplier acknowledges that Hydrix’s shares are listed and traded on the Australian Securities Exchange, and further acknowledges that a “Change of Control” of the Distributor does not include any changes to its share register as a result of Hydrix’s shares being traded on the Australian Securities Exchange in the ordinary course.

(c) “FDA Approval” means full regulatory clearances and approvals from the U.S. Food and Drug Administration that are necessary or advisable for commercial implant of the Product in the United States.

(d) “Field” means cardiac monitor and related alerting devices and services that include Acute Coronary Syndrome (ACS) event or heart attack using ST segment monitoring.

(e) “Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (i) Patents; (ii) Trademarks; (iii) internet domain names, whether or not Trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website, and URLs; (iv) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (v) Trade Secrets; (vi) semiconductor chips, mask works, and the like; and (vii) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the laws of any jurisdiction throughout in any part of the world.

(f) “Inventions” means, without limitation, all: (i) inventions, ideas, discoveries, developments, improvements, innovations, and know-how, whether or not patentable; (ii) copyrightable works, such as reports, databases, and documentation; (iii) trade secrets and software, including source code and object code; (iv) compositions of matter; (v) procedures, processes and methods; or (vi) experimental results, made or discovered or conceived or reduced to practice or developed in connection with performance of this Agreement, in each case, by either Party alone or jointly with others. Inventorship shall be determined in accordance with U.S. patent laws.

(g) “Net Sales” shall mean the gross invoiced Sales Prices charged for the applicable Products sold by or on behalf of Supplier or Supplier’s Successor (as applicable) in the Territory to end user third party, less: (i) the actual cost of shipping containers (i.e. cardboard containers) which has been included in the gross invoiced price; (ii) the actual cost of freight and insurance which has been included in the gross invoiced price; (iii) trade discounts (including without limitation discounts given to distributors and representatives), prompt payment and quantity discounts actually given and other distributor or agent fees or commissions; (iv) any tax imposed or other governmental charge (other than income tax) charged or levied on the sale, use, transportation, or delivery of the Products and borne or passed through to Supplier; (v) credits or allowances actually given and arising from returned or rejected Products or retrospective price adjustments to any such Products; and (vi) governmental and managed care rebates, and hospital or other buying group charge backs.

(h) “Patents” means all patents (including all reissues, divisionals, provisionals, continuations, and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

(i) “Product” means Supplier’s AngelMed Guardian® System intracardiac monitor having the specifications set forth in EXHIBIT A attached hereto (the “Guardian Specifications”) including the implantable medical device (“IMD”), the external device (“EXD”) Guardian Programmer and related services, hardware, software and improvements, enhancements and modifications thereof.

(j) “Representatives” means a Party’s Affiliates, employees, officers, directors, partners, stockholders, contractors, agents, attorneys, third-party advisors, successors, and permitted assigns.

(k) “Royalty Bearing Sale” means [*].

(l) “Sales Price” shall mean the actual amounts received by Supplier from an unrelated third party from any [*] after the deduction of credits for returns, trade discounts, and other allowances, charges for freight, taxes (other than taxes due to the net income of the party), duties and insurance.

(m) “Supplier’s Successor” means any successor of the Supplier to this Agreement following a Change of Control of the Supplier under Section 10(g)(i).

(n) “Supply Interruption Event” means an event that results in the delay, suspension or interruption of Supplier’s supply of the Product to Distributor under this Agreement for a continuous period of 60 days or more, including without limitation: (i) a Capacity Shortage (as defined below); (ii) a force majeure event; (iii) where there is a delay in Supplier’s receipt of full regulatory clearances and approvals from the U.S. Food and Drug Administration that are necessary or advisable for commercial implant of the Product in the United States of America; (iv) where there is a delay in Distributor’s receipt of any Regulatory Approvals for the Product in the relevant parts of the Territory as a result of Supplier’s failure to meet any obligations under this Agreement, including without limitation the obligation to supply Distributor with Products which meet the Product Warranty Requirements set forth in Section 7(i) of this Agreement; or (v) where the Supplier places orders on hiatus whilst implementing upgrades to the Products.

(o) “Territory” means Japan, Singapore, Australia, Turkey, Indonesia, India, Hong Kong, Malaysia, New Zealand and Thailand.

(p) “Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names, and domain names and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

(q) “Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

(r) “US Implant Date” means the date Supplier provides written notice to Distributor that the following conditions are satisfied:

(i) Supplier has received FDA Approval; and

(ii) the first commercial implant of the Product has received reimbursement in the United States of America.

2.	APPOINTMENT AND AUTHORITY OF DISTRIBUTOR.

(a) Appointment.

(i) As at the Effective Date, the Original Agreement will be terminated, and this Agreement will replace the Original Agreement in its entirety.

(ii) Subject to the terms and conditions of this Agreement, Supplier hereby appoints Distributor, and Distributor accepts that appointment, as Supplier’s sole and exclusive distributor of the Product, either directly or through sub-distributors (subject to the requirements of Section 2(d) below), in the Territory. Subject to the terms and conditions of this Agreement, Supplier shall have the exclusive right to supply one hundred percent (100%) of Distributor’s requirements for the Product during the Term. This Agreement in no way provides any rights to Distributor with respect to manufacturing or modification of the Product. Distributor further agrees it will not develop, modify or manufacture any implantable cardiac monitoring product for ST segment monitoring without the express written consent of Supplier during and for a period of five (5) years after the Term.

(iii) In the event of a Change of Control of Distributor during the Term, Supplier shall have the right, upon thirty (30) days’ prior written notice to Distributor, to appoint one or more additional distributors for the Territory, and the distributorship granted to Distributor in Section 2(a)(ii) above shall, at Supplier’s option, upon thirty (30) days’ prior written notice to Distributor, convert from an exclusive appointment to a non-exclusive appointment.

(b) Independent Contractors. The Parties are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Supplier and Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their Representatives under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts of insurance Distributor carries, Distributor’s personnel practices, Distributor’s advertising and promotion, Distributor’s customers, and Distributor’s service areas and methods. The relationship created hereby between the Parties is solely that of supplier and distributor. If any provision of this Agreement is finally adjudicated by a court of competent jurisdiction to create a franchise relationship between the Parties, then the Parties must negotiate in good faith to vary the terms of this Agreement in a manner that no longer gives rise to a franchise relationship between the Parties, failing which the Supplier may immediately terminate this Agreement.

(c) Rights of the Parties with Respect to the Product. Distributor shall have the exclusive right to sell the Product in the Territory. Supplier shall have the right to sell all products other than the Product directly or to a different distributor or distributors in the Territory.

(d) Subdistributors.

(i) Distributor shall have the right to grant subdistributors under the rights granted in this Agreement to its Affiliates or third parties (each such Affiliate or third party to which a sublicense is granted, a “Subdistributor”) solely to the extent of, and consistent with, the terms and conditions of this Agreement, provided that Distributor provides Supplier with prior written notification of the terms of each such agreement with each such Subdistributor. Distributor will remain liable for all of the terms and conditions of this Agreement such that any act or omission by or on behalf of a Subdistributor that would be a breach of this Agreement if undertaken by Distributor, shall be deemed a breach of this Agreement by Distributor.

(ii) Each subdistribution agreement entered into by Distributor with any third party shall contain the following terms and Distributor shall comply with the following requirements:

(A) Distributor shall furnish to Supplier a true and complete copy of each subdistribution agreement and each amendment thereto, within thirty (30) days after the subdistribtion or amendment has been executed with such Subdistributor.

(B) Any subdistribution rights granted by Distributor under this Agreement shall be subject to and consistent with the terms of this Agreement and shall expressly include terms that: (1) preclude the assignment of such subdistribution rights without prior written approval of Supplier, (2) include Supplier as a third party beneficiary under the subdistribution agreement with the right to enforce the terms of such subdistribution agreement, (3) preclude the granting of further subdistribution rights in contravention with the terms of this Agreement, and (4) provide for its termination upon termination or expiration of this Agreement.

(C) In the event that any subdistributor breaches the terms of this Agreement or violates any laws relating to the sale, marketing, promotion or distribution of the Product in any country within the Territory, then Distributor shall take any and all actions necessary to terminate the subdistribution agreement with such subdistributor.

3.	OBLIGATIONS OF DISTRIBUTOR.

(a) Marketing of the Product. Beginning on the later of the US Implant Date or January 1, 2021, Distributor agrees to use its best efforts and devote such time as may be necessary to promote, distribute and sell the Product that Distributor distributes in the Territory. Subject to Section 4(d), Distributor agrees to, at its cost and expense: (i) employ or contract, directly or indirectly, a sufficient number of trained (by Supplier, as set forth in Section 4(d), at Distributor’s request), and qualified personnel to promote and sell the Product in the Territory; and (ii) maintain a professional sales and service organization as necessary to sell the Product in the Territory and provide training and customer service for the Product in the Territory. Following the later of the US Implant Date or January 1, 2021, Distributor will meet the Minimum Sales Condition and the Minimum Implant Condition as set forth in EXHIBIT B attached hereto.

(b) Diligence Obligations. Subject to Supplier complying with its obligations in Section 4(d), Distributor shall use best efforts, at its cost, to obtain in Supplier’s name, all import, regulatory and reimbursement registrations and approvals that are necessary or advisable for sales of the Product that Distributor distributes in the Territory (collectively, “Regulatory Approval(s)”).

(c) Sales of the Product; Forecasts.

(i) Not more than ninety (90) days following the later of the US Implant Date or January 1, 2021, Distributor will prepare and provide Supplier with a non-binding twelve (12)-month rolling Forecast of its estimated purchase requirements for the Product (a “Rolling Forecast”) and Distributor shall order the Product from Supplier by submitting a written firm purchase order for three (3) months’ worth of the Product, requested delivery dates and any export/import information required to enable Supplier to fill the order (each, a “Purchase Order”). Each subsequent month following the initial Rolling Forecast and Purchase Order, Distributor shall provide an updated Rolling Forecast and submit an updated Purchase Order for an additional one (1) months’ worth of the Product.

(ii) Notwithstanding the foregoing, Distributor’s binding obligations set forth in this Section 3(c) shall be subject to and conditioned upon Supplier’s acceptance or deemed acceptance of a Purchase Order. The Rolling Forecast shall be for planning purposes only.

(d) Ordering. Distributor shall order the Product from Supplier by submitting a Purchase Order based on the first three (3) months of the forecast and extend for each additional one month. All orders for the Product are subject to acceptance by Supplier. A Purchase Order shall normally be deemed accepted by Supplier if the quantity of the Product is not greater than [*] of the most recently forecasted quantities for such month as set forth in the Rolling Forecast. Supplier shall respond with its acceptance or rejection of an order within [*] days of receipt of a Purchase Order, and if such response is not provided within such time period, the applicable Purchase Order shall be deemed accepted by Supplier. Upon such acceptance or deemed acceptance, the applicable Purchase Order shall be binding upon Supplier. Supplier shall have no liability to Distributor with respect to Purchase Orders or similar orders which are not accepted or deemed accepted.

(e) Reports. Distributor agrees to submit regular reports with respect to the distribution of the Product in the Territory to Supplier on a quarterly basis beginning in the first quarter following the later of the US Implant Date or January 1, 2021, unless otherwise agreed to by the Parties. Such reports shall include sales reports, business trends, market forecasts and other reports, in each case, as mutually agreed between the Parties, and, for the avoidance of doubt, shall be considered the Confidential Information of Distributor.

(f) Product Reporting and Recalls.

(i) Each Party shall notify the other and its designated market authorization holder, if any promptly of (A) all serious adverse comments or serious adverse complaints by such Party’s customers that a Party becomes aware of regarding the Product, including comments regarding the Product’s performance, quality, stability, contamination, potency, condition, packaging, or any other attributes or defects, and (B) all serious adverse events and serious adverse reactions that such Party becomes aware of that may be attributable to a customer’s use of the Product, whether or not the Party can confirm that the event is actually associated with the Product, and whether or not the Party can confirm that the event was due to improper use or other negligence on the part of the physician or patient. Distributor shall provide Supplier with information regarding the reporting requirements required in the Territory for such serious adverse comments, complaints, events and reactions.

(ii) In the event of an actual or alleged malfunction or defect of the Product, Distributor or its Representatives shall not make any statement as to the cause of such malfunction or defect prior to receiving Supplier’s written analysis of such malfunction or defect, and shall thereafter make no statements contrary to or inconsistent with the results of such analysis, except as required by applicable laws and regulations or the rules of an applicable stock exchange in the Territory.

(iii) If either Party believes that a recall of the Product in the Territory is desirable or required by law in the Territory or elsewhere, it shall immediately notify the other Party. Any recalls of the Product shall be at Supplier’s cost.

(iv) It is Supplier’s exclusive right to issue recalls, safety alerts, advisory notices or similar remedial actions with respect to the Product, provided that Distributor shall have such right to the extent required by law or applicable regulations in the Territory. In the event of such remedial action, Distributor will use commercially reasonable efforts to support and fully cooperate with Supplier, at Supplier’s cost, to comply with applicable laws and regulations in the Territory, and Distributor will notify its customers and, upon Supplier’s request, retrieve any identified Product from its customers.

(v) If Supplier becomes aware of any recalls or serious adverse comments or serious adverse complaints regarding the Product in a territory other than the Territory, Supplier shall as soon as reasonably practicable notify Distributor of such recall, comment or complaint.

(g) Prohibited Sales. Distributor agrees that it is Supplier’s right to reject any order for the Product outside of the Territory and to use reasonable efforts to ensure that Distributor’s sub-distributors, agents and customers do not sell any of the Product outside the Territory. If Distributor receives any order for sale of the Product outside the Territory, Distributor shall immediately refer that order to Supplier, and Distributor shall not accept any such orders. Distributor may not deliver or tender (or knowingly cause to be delivered or tendered) the Product outside of the Territory.

(h) Competitive Products. During the Term, Distributor shall not promote or sell, directly or indirectly, any implantable ST monitoring cardiac monitor product for ST segment monitoring or patient alerting (implanted or outside of the body) associated with an implantable ST monitoring cardiac monitor, manufactured or offered for sale by another person or entity, which implantable ST monitoring cardiac monitor product competes with the Product (each, a “Competing Product”). Distributor warrants that it does not promote or sell, directly or indirectly, any Competing Products as of the Effective Date. During the Term, Distributor shall disclose to Supplier any new implantable ST monitoring cardiac monitor product that Distributor intends to promote or sell, as well as the manufacturer of such products or treatments, prior to promoting or selling such products or treatments, and Supplier shall determine in its sole discretion whether such products or treatments are Competing Products.

(i) Product Presentation. Unless otherwise required by the laws or applicable regulations of the Territory, Distributor agrees to follow FDA Guidance for labeling and promotional materials particularly with respect to indication for use and clinical claims. Distributor agrees to do all things reasonable to promote the reputation of the Product and Product trademarks. Distributor also agrees that it will not in any way promote off label use of the Product.

(j) Annual Business Plan Review. The Parties shall arrange and coordinate an annual business review meeting prior to the end of each calendar year during the Term, at which the Parties will meet in person to review and discuss Distributor’s business plan for the Product in the Territory for the upcoming year. Each Party shall bear its own expenses for such meetings.

(k) English Translations. Subject to Section 4(e), Distributor shall determine whether to translate, in its sole discretion and at its own expense, all user and technical manuals, programmer screen language and advertising and marketing information determined to be necessary for the distribution of the Product in the Territory, into the languages of its customers and provide Supplier with advance copies of all such materials for approval by Supplier. Supplier shall respond with its approval or rejection of such translations within forty-five (45) days of receipt of such translations. If such response is not provided within such forty-five (45) day period, the translations shall be deemed accepted by Supplier. Supplier shall own such translations and related Intellectual Property Rights, but Distributor (and any applicable subdistributors) shall have a non-exclusive right to use such translations during the Term in connection with its activities pursuant to this Agreement.

(l) Additional Distributor Covenants. Distributor hereby covenants that Distributor shall, during the Term: (i) store the Product in accordance with the reasonable storage specifications that Supplier will provide in writing, and in accordance with all applicable laws, rules and regulations in the Territory; (ii) distribute and ship the Product within the Territory in accordance with Supplier’s reasonable packaging, shipping and distribution specifications for the Product that Supplier will provide in writing, and in accordance with all laws, rules and regulations in the Territory; (iii) not sell any units of the Product with an expired shelf life, and shall dispose of any such expired Product in the manner reasonably identified by Supplier in writing, and in accordance with all laws, rules and regulations in the Territory; (iv) not adulterate or misbrand the Product, or engage in any activity that could or does render the Product adulterated or misbranded; and (v) maintain all reasonably necessary records for compliance with all laws, rules and regulations in the Territory.

(m) Quality, Labeling and Packaging Agreement. In addition to the regulatory and quality requirements set forth in this Agreement, Supplier and Distributor shall enter into a separate Quality, Labeling, Logistics and Packaging Agreement (the “QLP Agreement”) to provide additional quality and regulatory requirements of Supplier and Distributor and ensure that appropriate labeling and packaging for the Product in the Territory is maintained and costs allocated appropriately on mutually agreed commercially reasonable terms and conditions.

4.	OBLIGATIONS OF SUPPLIER.

(a) Requirements of Distributor. Supplier shall supply Distributor’s requirements for the Product in the Territory in accordance with Distributor’s Rolling Forecasts of its expected requirements for, and orders for, the Product (as described in Section 3(c) above). Supplier may not discontinue the Product in the Territory; provided, however, that Supplier may discontinue the Product (i) as required by applicable law or regulation, (ii) as necessary to comply with an order of a court, regulatory body, or other government agency, (iii) if Distributor is in violation of Section 3(h) or (i) above or (iv) as the Parties may mutually agree.

(b) Production Capacity. During the Term, Supplier shall use commercially reasonable efforts to maintain production capacity for manufacture of the Products, including the employment of fully trained and qualified personnel, at a level necessary to produce the amount of Products that Distributor forecasts and orders.

(c) Capacity Shortage. If at any time Supplier reasonably believes that it may not have sufficient capacity or inventory to fulfill such forecast or orders (a “Capacity Shortage”), whether due to insufficient manufacturing capacity, material shortage, potential labor dispute or otherwise, Supplier shall promptly notify Distributor. If Supplier has a plan of action with respect to such Capacity Shortage when it delivers such notice, Supplier shall provide Distributor with a written outline of such plan and its reasonably supported conclusions relating thereto. Supplier shall take prompt action with respect to such plan. If Supplier has not developed a plan of action at the time of its notice to Distributor of the Capacity Shortage, Supplier shall promptly convene a meeting between Distributor and Supplier to develop in mutual consultation a commercially reasonable course of action with respect to the Capacity Shortage.

(d) Marketing Support. To assist Distributor in marketing the Product and obtaining Regulatory Approvals in the Territory, Supplier shall, at Supplier’s cost:

(i) train Distributor’s personnel to assist Distributor, including its sub-distributors and Affiliates in being able to properly train end users and customers regarding the use and service of the Product;

(ii) Supplier agrees to train Distributor’s field clinical engineers in accordance with its standard training methods at Distributor’s cost based on a fee for service to be negotiated;

(iii) make its personnel reasonably available for sales and marketing training, assistance and support, including without limitation for medical education events;

(iv) provide Distributor with electronic versions, at no charge, and paper copies at Distributor’s cost as required for submissions in connection with import, regulatory and reimbursement registrations and approvals for the Product, including FDA.gov available pre-clinical and clinical data relating to the Product from trials and marketing studies conducted by or on behalf of Supplier;

(v) provide Distributor with appropriate information on marketing and promotional plans of Supplier for the Product requested by Distributor, as well as any printed examples and electronic copies of marketing advertising, sales, technical training manuals, and available audiovisual teaching and marketing aides and promotional literature concerning the Product requested by Distributor (collectively, the “Promotional Materials”). Distributor shall use the Promotional Materials solely for the purpose of marketing and selling Product in accordance with Product labeling, Section 3(i) and other terms of this Agreement;

(vi) provide Distributor if required for Regulatory Approvals with all Product analysis reports/certificates (such as UL or RF compliance testing) concerning the Product purchased by Distributor, certificates of free sale, trademark authorizations and any other documents which Distributor may require for registration purposes; and

(vii) provide Distributor with demonstration units of the Product at transfer prices equal to Supplier’s standard manufacturing cost used for its financial reporting purposes. Distributor shall pay shipping cost of demonstration units from Supplier’s facilities.

(e) Labeling. Supplier shall be responsible for complying with all applicable legal and regulatory requirements regarding packaging and labeling of the Product for sale within the Territory. In addition, Supplier shall be responsible for packaging the Product in a form reasonably suitable to Distributor, and approved by Distributor, and ready for commercial sale without further treatment or repackaging on the part of Distributor. Distributor will be responsible for providing printable labeling translations. All costs associated with changes in labeling and packaging beyond those required for Product sales in the United States will be borne by Distributor and will be the subject of the separate QLP Agreement.

(f) Shelf Life. Supplier shall provide the Product to Distributor with a shelf life of at least eight (8) months from the date of Distributor’s receipt the Product.

(g) Provision of Information. Supplier shall, at the request of Distributor, provide Distributor with the following information at no cost to Distributor:

(i) data, descriptions, processes, photographs and statements of claims for safety, efficacy or performance required for regulatory submission; Supplier will not provide detailed manufacturing drawings or source code for software or firmware to Distributor unless separately agreed in writing as may be required for development of product changes such as screen language translations;

(ii) any labeling, inserts, sales literature, customer instruction or other materials prepared by Supplier relating to the Product for use or sale of the Product in the United States; and

(iii) copies of the FDA Summary of Safety and Efficacy Document (SSED), published articles and other data available on FDA.gov that provide support for any claims, indications, or other representations included in any labeling, inserts, sales literature, customer instruction or other materials prepared by Supplier relating to the Product.

(h) Customer Support. Supplier shall assist Distributor at Distributor’s expense, to provide to its customers first level customer support, specifically Distributor shall provide the 24/7 hotline in appropriate language for questions regarding the Product. Supplier shall also provide to Distributor and its customers where possible access to its own first level customer support in the English language for questions regarding the Product.

(i) Software Updates. Supplier shall make available to Distributor, at no additional charge, all bug fixes and error corrections for the software for the Product implemented in the Product in the United States or other English speaking jurisdictions.

5.	TRADEMARK LICENSE AND OTHER INTELLECTUAL PROPERTY MATTERS.

(a) Trademark License. During the Term, Supplier grants to Distributor the sublicensable, to Distributor’s sub-distributors, right and license to use Supplier’s trademarks and any trademark registrations which Supplier obtains and designates for the Product in the Territory, but only in connection with sales of the Product purchased from Supplier for sale in the Territory. Distributor agrees not to remove, alter, or obscure any Product label affixed by Supplier, unless necessary to comply with local legal or regulatory requirements relating to labeling and specifically covered in the separate QLP Agreement. Distributor shall, upon Supplier’s request, reasonably cooperate with Supplier in any action necessary or desirable to register (at Supplier’s cost) with the appropriate governmental agencies any of the Supplier’s trademarks used or proposed to be used hereunder. Distributor shall not at any time do or permit any act to be done which may in any way impair the rights of Supplier in the Supplier’s trademarks or the value of the Supplier’s trademarks. In addition, Distributor shall: (i) use Supplier’s trademarks in compliance with all relevant laws and regulations; and (ii) not modify any of Supplier’s trademarks in any way and not use any of Supplier’s trademarks on or in connection with any goods or services other than the Product.

(b) Use of Supplier Intellectual Property. Subject to the license in Section 5(c), Distributor is prohibited from using Supplier Intellectual Property Rights in connection with any goods or services other than the Product. In no way does this Agreement grant a license to Supplier Intellectual Property other than in direct connection with sale and use of the Product as contemplated by the terms and conditions of this Agreement.

(c) Inventions. Distributor and Supplier hereby agree that all Inventions made, discovered, conceived, reduced to practice or developed by Distributor or by Distributor jointly with Supplier during the Term within the Field shall be the sole and exclusive property of Supplier. During the Term, Supplier hereby grants to Distributor an irrevocable, worldwide, perpetual, nonexclusive, royalty-free license to all Inventions solely or jointly made, discovered, conceived, reduced to practice or developed by Distributor during the Term, within the Field. The inventing party will retain rights of sole or joint ownership of Inventions for use outside the Field, whether or not created in connection with or performance of this Agreement. Inventorship shall be determined in accordance with U.S. patent laws.

(d) Joint Inventions. With respect to joint Inventions, Distributor and Supplier shall meet and agree upon which Party shall prosecute patent applications covering such joint Invention. If either Party prosecutes a patent application on a joint Invention, such Party shall bear its own internal costs, and the external costs for outside counsel, filing fees, etc. shall be borne equally by the Parties, except as provided in the final sentence of this paragraph. Each Party shall be entitled to practice and sublicense joint Inventions other than for use within the Field without restriction or an obligation to account to the other Party. Subject to Section 5(c), Supplier shall have the sole and exclusive rights to sublicense joint Inventions within the Field. Either Party may disclaim its interest in any particular patent or patent application covering a joint Invention, in which case (i) the disclaiming Party shall assign its ownership interest in such patent or patent application to the other Party without consideration, (ii) the Party which is then the sole owner shall be solely responsible for all future costs of such patent or patent application, and (iii) the disclaiming Party shall hold no further rights thereunder.

(e) Notice of Intellectual Property Infringement. Distributor shall promptly notify Supplier in writing of any patent or copyright infringement or other unauthorized use of Supplier’s Intellectual Property Rights in the Territory of which Distributor becomes aware. Supplier shall have the exclusive right in its sole discretion to institute and pursue appropriate actions and proceedings against such third party in its name and on its behalf. Distributor shall reasonably cooperate with Supplier in any legal action taken by Supplier against such third parties, provided that Supplier shall pay all expenses of such action and all costs and liabilities relating to damage suffered personally by Supplier which may be awarded or agreed upon in settlement of such action shall accrue to Supplier.

6.	TERMS AND CONDITIONS OF SALE.

(a) Terms of Orders. All purchases of the Product by Distributor from Supplier during the Term will be subject to the terms and conditions of this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of any purchase order, order confirmation, or other similar written document, the terms of this Agreement shall control unless otherwise agreed between the Parties in writing. Supplier and Distributor will agree on a format and process for Purchase Orders including a Purchase Order form that shall include the various categories set forth in the Purchase Order form set forth on EXHIBIT D attached hereto.

(b) Packaging. All quantities of the Product purchased from Supplier by Distributor will be in the form of labeled, standard unit packages and in a form and formulation consistent with the Product sold by Supplier for use in the United States, unless otherwise agreed by Supplier and Distributor in writing. Subject to Section 4(e), it shall be Distributor’s obligation to notify Supplier of any special packaging requirements, which shall be at Distributor’s expense and subject to Supplier’s approval.

(c) Price and Payment. The Transfer Prices for the sale of the Product from Supplier to Distributor are set forth on EXHIBIT C attached hereto. Such prices set forth on EXHIBIT C attached hereto include a breakdown for each of the IMD, EXD and Guardian Programmer.

(d) Resale Price. Distributor may resell the Product at any price that Distributor in its sole discretion determines; provided, however, Distributor’s sale price shall not impact or change the amount of the Transfer Price Distributor is required to pay Supplier for the Product as set forth in EXHIBIT C attached hereto. Distributor shall be responsible for all units of the Product for which the shelf life may expire prior to resale by Distributor, subject to Section 4(e).

(e) Expenses. Except as provided for expressly in other provisions, all expenses for Regulatory Approval of the Product in the Territory, approval for reimbursement of the Product in the Territory and importation, promotion, sales and distribution of the Product in the Territory, as well as Distributor’s administrative and overhead expenses, will be borne solely by Distributor.

(f) Credit. Distributor assumes all credit and other risks involved in its sales under this Agreement. All collection expenses on sales made by Distributor will be at Distributor’s expenses.

(g) Payment Terms. Distributor will remit an advance payment of a portion of the price for each shipment of Product within thirty (30) days of delivery and the remaining payment according to EXHIBIT C attached hereto. Supplier shall include an invoice for the Product purchased by Distributor from Supplier with each shipment. All payment made by Distributor to Supplier pursuant to this Agreement shall be made in U.S. dollars.

(h) Shipping Terms. Risk of loss and title shall pass to Distributor upon delivery by Supplier to Distributor’s designated carrier. Distributor shall pay for all carrier costs, shipping and handling charges, insurance charges, and all customs duties, taxes and any other charges levied by any governmental body in connection with shipping of the Product to Distributor.

(i) Taxes. Distributor shall be responsible for and pay all sales, use and transfer taxes and other charges arising out of the purchase and sale of the Product, including any VAT and personal property taxes and all inspection fees and duties, applicable to the sale and transport of the Product by Distributor in the Territory which are applicable thereto. Supplier shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind, relating to the purchase and sale of the Product. For the avoidance of doubt, Distributor shall not be responsible for any tax based on Supplier’s income.

(j) Audit Rights. Each Party may, during regular business hours and upon reasonable advance written notice, examine and inspect the other Party’s facilities or the facilities of any Affiliate of such Party, not more than annually, or with respect to Distributor, its sales representatives involved in the promotion, marketing, distribution or sales of the Product in the Territory, not more than bi-annually, and inspect all data, documentation and work product relating to the activities performed by Distributor and Distributor’s Affiliates and sales representatives engaged in the promotion, marketing, distribution or sales of the Product in the Territory solely for the purposes of determining Distributor’s compliance with the terms of this Agreement. If an audit discloses that the audited Party is not in material compliance with the terms of this Agreement, then notwithstanding the previous sentence, such audited Party shall take all actions required to be in compliance with the terms of this Agreement and the other Party shall have the right to conduct a follow-up audit during the same year or thereafter to confirm that the deficiencies discovered during the initial audit have been corrected by the audited Party and the audited Party is in material compliance with the terms of this Agreement. This right of a Party to audit and inspect the data and documentation of the other Party and its Affiliates and with respect to the Distributor, its sales representatives involved in the promotion, marketing, distribution or sales of the Product in the Territory may be exercised at any time during the Term upon reasonable notice (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by applicable law.

(k) Acceptance of Product.

(i) Distributor shall have the right but not the obligation to inspect each shipment of the Product and give Supplier written notice of any defects or damages to any unit of the Product or non-conformity with the Guardian Specifications, as applicable, or the applicable purchase order, in each case, that are readily apparent by the form in which the Product are delivered to Distributor (“Obvious Defects”), within thirty (30) days following the day of receipt of the Product. The Products that are not rejected in such period will be deemed accepted. Distributor’s acceptance of Products shall be without prejudice to any Warranty rights or remedies of Distributor.

(ii) If Supplier disagrees with Distributor’s claim that there is an Obvious Defect, the Parties shall first use good faith efforts to settle such dispute within thirty (30) days following Supplier’s receipt of notice of non-conformity under this Section 6(k). If the Parties are unable to do so within such time period, the dispute will be resolved by a mutually acceptable independent third party laboratory, which will analyze the alleged Obvious Defect and determine whether the Product has an Obvious Defect. The Parties agree that such laboratory’s determination regarding the existence of an Obvious Defect will be final and binding. The Party against whom the third party laboratory finds shall bear all costs of this analysis.

(iii) In addition to other remedies available to Distributor hereunder, Distributor’s remedy for units of the Product determined to have an Obvious Defect shall be to, at Distributor’s option and at Supplier’s cost: (A) require Supplier to repair or replace such Product, at Distributor’s option; or (B) reject such Product and obtain a refund from Supplier.

7.	REPRESENTATIONS AND WARRANTIES; COVENANTS; PRODUCT WARRANTY.

(a) Each Party represents and warrants to the other Party that it will comply in all material respects with all applicable laws, regulations and orders related to their obligations under this Agreement, including any applicable laws, rules and regulations in the Territory which relate to the privacy, protection, use or disclosure of personal information or health information (“Personal Information”) (“Privacy Laws”).

(b) Each Party represents and warrants to the other Party that, in the performance of its obligations under this Agreement, such Party (on behalf of itself and its Affiliates) will not act in any fashion or take any action which would render the other Party liable for a violation of the US Foreign Corrupt Practices Act, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist either Party in obtaining or retaining business.

(c) Each Party represents and warrants to the other Party that it will not employ, contract with, or retain any person directly or indirectly to perform services under this Agreement if such person is (i) debarred by either the FDA under 21 USC § 335(a) or any equivalent law or regulation in the Territory, or (ii) disqualified as described in 21 CFR § 812.119, or any equivalent law or regulation in the Territory. In the event that it becomes aware of the debarment or disqualification of any person providing services to it which relate to services being provided under this Agreement, it agrees to notify the other Party immediately.

(d) Each Party represents and warrants to the other Party that it will not make any false or misleading representations to health care professionals, customers or others regarding the other Party or the Product, and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable then-current FDA and other applicable regulatory body approved labeling, packaging inserts and other documentation accompanying or describing the Product.

(e) Supplier represents and warrants to Distributor that:

(i) it will manufacture and deliver the Product to Distributor in compliance with FDA Quality System Regulations and ISO 13485 and all applicable laws and regulations;

(ii) all information it provides to Distributor under this Agreement in connection with Distributor’s application for Regulatory Approvals will be true and correct in all material respects;

(f) Supplier represents and warrants that the Product delivered to Distributor will be new and free and clear of liens and encumbrances.

(g) Supplier represents and warrants to Distributor that: (i) Supplier has the right to grant the rights and licenses contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted; and (ii) to the best of Supplier’s knowledge, neither the Product nor Distributor’s exercise of its rights under this Agreement infringe, misappropriate or violate any Intellectual Property Rights or other rights of any third party, or any law, rule or regulation promulgated by any government or regulatory body.

(h) Supplier represents and warrants to Distributor that Supplier has not entered into, and shall not enter into, directly or indirectly, any transaction or commitments inconsistent with, or which interferes with, the performance of each Party’s rights and obligations under this Agreement.

(i) Supplier warrants to Distributor and to Distributor’s customers that the Product, upon delivery: (i) will conform with the Guardian Specifications, as applicable; (ii) will be free of defects in material, workmanship, and design; (iv) manufactured in compliance with FDA Quality System Regulations and ISO 13485 and (iii) will comply with all applicable laws and regulations in all material respects (“Product Warranty”). Distributor will have the right to exchange, or return existing Product and receive credit at the price paid by Distributor, plus any shipping costs, duties, taxes or transportation insurance incurred by Distributor in connection with the purchase and replacement of the Product, if the Product does not meet the Product Warranty, within thirty (30) days. Distributor will use its commercially reasonable efforts to afford Supplier the reasonable opportunity at Supplier’s cost to inspect the allegedly defective Product at the location of its use or storage. Distributor will, or will cause, upon request and in accordance with Supplier’s instruction, return of any Product unit that breaches the Product Warranty to Supplier at Supplier’s cost to the extent such return is reasonably practicable. Any replacement of the Product may be made by substitution upon mutual agreement. Supplier shall make available to Distributor at no additional charge all warranties that Supplier makes to other customers.

THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

(j) Warranty Period; Extension. The Product Warranty shall commence on the date of acceptance or deemed acceptance and shall continue as follows:

(i) For the IMD, for a period of five (5) years from the date of implantation in a human patient and shall only cover Product failure due to material or design defects not cover clinical issues (i.e., patient complications requiring Product removal or replacement) in accordance with the following additional terms:

(A) Should the IMD fail or the IMD battery expire, prior to two (2) years from the date of implantation in a human patient Supplier will provide Distributor with a new replacement IMD device at no cost to Distributor;

(B) Should the IMD fail or the IMD battery expire after two (2) years from the date of implantation in a human patient but before five (5) years from the date of implantation in a human patient and Distributor is required to provide a new IMD device to the patient, customer or user for free, Supplier will provide Distributor with a new IMD device according to the following transfer pricing: (1) for any failure that occurs after two (2) years from the date of implantation in a human patient but before three (3) years from the date of implantation in a human patient at a transfer price of $[*]; (2) for any failure that occurs after three (3) years from the date of implantation in a human patient but before four (4) years from the date of implantation in a human patient at a transfer price of $[*]; and (3) for any failure that occurs after four (4) years from the date of implantation in a human patient but before five (5) years from the date of implantation in a human patient at a transfer price of $[*]; and

(C) In the event that the IMD device fails or the IMD battery expires during the time periods covered by this Section 7(j) and Distributor replaces such IMD device pursuant to the sale of a new IMD device to the patient, customer or user, then standard transfer pricing for the sale of the IMD device under the terms of this Agreement shall apply.

(ii) For the EXD for a period of two (2) years from the date of acceptance (the “EXD Warranty Period”). The EXC Warranty Period covers Product failure due to material or design defects and does not cover loss or damage of the EXD by the patient, customer or user.

(iii) For the Guardian Programmer, for a period of two (2) years from the date of acceptance (the “Programmer Warranty Period”). The Programmer Warranty Period covers Product failure due to material or design defects and does not cover loss or damage cause by misuse.

(iv) If an IMD or EXD is replaced, the Product Warranty for the replacement shall be the same as for the initial Product re-commencing from the date of replacement.

(v) If any Product is repaired pursuant to the Product Warranty prior to implantation in a human patient, then the Warranty Period with respect to such Product shall be continued for a period that is the longer of (A) the remainder of the original Warranty Period, or (B) six (6) months from the date of completion of the repair or replacement or re-performance thereupon. These warranties extend to Distributor, its successors, assigns and to customers and users of the Products.

8.	INDEMNIFICATION.

(a) Supplier agrees to indemnify, defend, and hold Distributor, and its directors, officers, employees, agents, representatives, and sub-distributors harmless from and against, and to assume all direct costs and expenses (including reasonable attorneys’ fees) for:

(i) claims or suits by third parties for bodily injury (including, but not limited to, death) or property damage arising out of the manufacture, testing, design, qualifying, preparing for shipping, packaging or use of the Product;

(ii) claims or suits by third parties for bodily injury (including, but not limited to, death) or property damage only to the extent arising out of Supplier’s negligence, gross negligence, or willful misconduct in the performance of services under this Agreement;

(iii) any breach of the Supplier’s warranties set forth in Section 7;

(iv) any recalls or replacements of the Product, whether required or recommended by any government authority or government body, or otherwise deemed appropriate by Supplier and Distributor;

(v) any decision by Supplier not to conduct a recall or replacement of the Product;

(vi) any damage caused by a breach of this Agreement by Supplier, except to the extent that such injury, damage, cost, or expense falls into the categories set forth in Sections 8(b) or 8(c)(i)-(iv).

(vii) any claims made with respect to Supplier’s performance of this Agreement that is in violation of the United States Foreign Corrupt Practices Act.

(b) Supplier agrees to further indemnify, defend, and hold Distributor, and its directors, officers, employees, agents, representatives, and sub-distributors, harmless from and against, and shall assume all direct costs and expenses (including reasonable attorneys’ fees) for any claim that the Product infringes or violates any Intellectual Property Right of a third party, except to the extent that such claim arises from Distributor’s use of material or procedures not approved by Supplier in writing. If the Product becomes, or in Supplier’s reasonable opinion is likely to become, the subject of such a claim, Supplier shall, at its expense and Distributor’s option, either (i) procure for Distributor a license under such third party intellectual property right, (ii) mutually agree to cease sales in the country or (iii) if possible, replace or modify the Product so that it no longer infringes or violates such third party intellectual property right.

(c) Distributor agrees to indemnify, defend, and hold Supplier, and its directors, officers, employees, and agents harmless from and against, and to assume all direct costs and expenses (including reasonable attorneys’ fees) for:

(i) claims or suits by third parties for bodily injury (including, but not limited to, death) or property damage arising out of Distributor’s promotion or sale of the Product for other than its intended use as set forth in Section 3(i) of this Agreement;

(ii) claims or suits by third parties for bodily injury (including, but not limited to, death) or property damage only to the extent arising out of Distributor’s negligence, gross negligence, or willful misconduct in the performance of services under this Agreement;

(iii) any damage caused by a breach of this Agreement by Distributor, except to the extent that such claim, suit, or damage falls into the categories set forth in Sections 8(a)(i)-(v) or 8(b); and

(iv) any claims made with respect to sale of the Product by Distributor that is in violation of the United States Foreign Corrupt Practices Act.

9.	PROTECTION OF CONFIDENTIAL INFORMATION AND PRIVACY.

(a) From time to time during the Term, Supplier or Distributor (as “Disclosing Party”) may disclose or make available to the other Party (as “Receiving Party”) information about its business affairs, goods, and services, confidential information, and materials comprising or relating to Intellectual Property Rights, third-party confidential information, Personal Information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure and as established by documentary evidence:

(i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 9 by Receiving Party or any of its Representatives;

(ii) is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii) was known by or in the possession of Receiving Party or its Representatives before being disclosed by or on behalf of Disclosing Party;

(iv) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information; or

(v) must be disclosed under applicable law.

(b) Receiving Party shall, for ten (10) years from receipt of such Confidential Information:

(i) protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii) not use Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(iii) not disclose any such Confidential Information to any Person, except to Receiving Party’s Representatives who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

(c) In the event that Distributor discloses Personal Information (including in relation to customers and users of the Product) to Supplier under this Agreement, Supplier must:

(i) comply with the Privacy Laws and any other applicable laws and codes dealing with privacy (as if the Supplier were bound by them to the same extent as Distributor) in respect of any Personal Information;

(ii) to the extent consistent with the Privacy Laws, comply with any privacy statements regarding the Personal Information and any privacy policy issued by Distributor from time to time;

(iii) only use or disclose Personal Information obtained during the course of performing this Agreement for the purposes of performing this Agreement;

(iv) ensure that any Representative of the Supplier who is required to deal with Personal Information for the purposes of this Agreement is made aware of the obligations of the Supplier as set out in this clause;

(v) promptly inform Distributor if it becomes aware of any complaint from any person alleging a breach of the Privacy Laws with respect to the Personal Information, or a breach, or a suspected or possible breach, by the Supplier of any of its obligations under this clause, or any unauthorised copying, use, disclosure, access, damage, destruction or loss of Personal Information;

(vi) take reasonable steps, when requested by Distributor from time to time, to resolve any complaint alleging a breach of the Privacy Laws with respect to the Personal Information; and assist Distributor to comply with its obligations under the Privacy Laws and any privacy statements or policies issued by it.

Receiving Party shall be responsible for any breach of this Section 9 caused by any of its Representatives. The provisions of this Section 9 shall survive termination or expiration of this Agreement for any reason. At any time during or after the Term, at Disclosing Party’s written request, Receiving Party and its Representatives shall promptly return all Confidential Information and Personal Information including copies that they have received under this Agreement.

10.	TERM AND TERMINATION.

(a) Term and Renewal. This Agreement commences on the Effective Date and will, unless earlier terminated in accordance with this Agreement, continue in force from the US Implant Date for seven (7) years thereafter (the “Initial Term”), renewable for one (1) additional two (2)-year period (a “Renewal Term”; together with the Initial Term, the “Term”) (i) automatically, only if Distributor has as of the expiration of the Initial Term and has throughout the Initial Term satisfied the minimum sales and implant requirements set forth in in EXHIBIT B attached hereto, or (ii) on the mutual written agreement of the Parties. The Parties agree to discuss and decide as to any Renewal Term at least thirty (30) days prior to the expiration of the Initial Term or then-current Renewal Term, as the case may be. Notwithstanding anything else in this Agreement, where one or more Supply Interruption Event occurs, the Term shall be extended by the length of each such Supply Interruption Events.

(b) Performance Requirements for Distributor.

(i) Distributor will lose all distribution rights in any country in the Territory if it has not obtained Regulatory Approval to sell the Product in the Territory by January 1, 2026.

(ii) Subject to Section 10(b)(iv), after the end of Effective Year 1 (as defined in EXHIBIT B), Supplier will have the right to terminate this Agreement if Distributor fails to meet the Minimum Sales Condition in each Effective Year (as defined in EXHIBIT B).

(iii) Subject to Section 10(b)(iv), after the end of Effective Year 1 (as defined in EXHIBIT B), Supplier will have the right to terminate this Agreement if Distributor fails meet the Minimum Implant Condition in each Effective Year (as defined in EXHIBIT B).

(iv) In the event that during the Term, Supplier has a right to terminate this Agreement under Sections 10(b)(ii) or (iii) as a result of Distributor failing to meet the Minimum Sales Condition and/ or the Minimum Implant Condition for a particular Effective Year (“Relevant Effective Year”) (“Termination Right”), then:

(A) prior to exercising the Termination Right, Supplier must consult in good faith with Distributor with a view to agreeing on commercially reasonable terms upon which Supplier will waive the Termination Right, for instance by providing Distributor with an opportunity to remedy the sales or implant shortfall for the Relevant Effective Year in subsequent Effective Years. The Parties agree to act reasonably during this mutual consultation process, and Supplier may only exercise the Termination Right where the Parties are unable to agree upon a mutually acceptable course of action; and

(B) the Termination Right may only be exercised by Supplier during a period of four (4) months after the end of the Relevant Effective Year (“Termination Period”). In the event that Supplier does not exercise a Termination Right during the relevant Termination Period, the Termination Right will lapse at the end of such Termination Period.

(c) Termination for Breach. Either Party may, at its option, terminate this Agreement by giving to the other Party not less than thirty (30) days’ prior written notice, if the other Party at any time commits a material breach of any of its obligations hereunder and fails to correct any breach during such thirty (30)-day notice period; provided, however, that if such breach is not reasonably susceptible to cure, then the non-breaching Party shall be permitted to immediately terminate this Agreement.

(d) Termination Due to Bankruptcy. This Agreement also may be immediately terminated by either Party upon notice if the other Party becomes insolvent, makes or seeks to make an arrangement with or an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted by, on behalf of or against such other Party, or if a receiver or trustee of the other Party’s property is appointed.

(e) Termination Due to Dissolution of Distributor. If it is determined that the Distributor will be dissolved, Distributor may terminate this Agreement, provided that Distributor shall provide written notice of such dissolution to Supplier at least one hundred eighty (180) days’ prior to the date such dissolution will take effect.

(f) Effect of Termination.

(i) For Distributor Breach or Bankruptcy, Dissolution. Upon any termination of this Agreement by Supplier under Section 10(c), 10(e) or 10(e), Supplier may, in Supplier’s sole discretion, elect to either: (A) permit Distributor to sell off all inventory on hand in the Territory in the normal course of business (provided that such sell off must occur within twelve (12) months of the termination of this Agreement); or (B) repurchase all such remaining inventory by paying Distributor the transfer prices paid by Distributor for such inventory, including any applicable documented out of pocket costs with respect to such inventory.

(ii) For Supplier Breach or Bankruptcy. Upon any termination of this Agreement by Distributor under Section 10(c) or 10(d), Distributor may, in Distributor’s sole discretion, elect to either: (A) sell off all inventory on hand in the Territory in the normal course of business (provided that such sell off must occur within twelve (12) months of the termination of this Agreement); or (B) have Supplier repurchase all such remaining inventory by paying Distributor the prices paid by Distributor for such inventory, including any applicable documented out of pocket costs with respect to such inventory.

(iii) Expiration or Termination for Franchise Relationship. Upon expiration of this Agreement, Distributor shall have the right to sell off all inventory on hand in the Territory in the normal course of business (provided that such sell off must occur within twelve (12) months of the termination of this Agreement).

(iv) Upon any termination or expiration of this Agreement, all obligations of the Parties shall cease and, subject to Section 10(f)(i)(A) and Section 10(f)(ii)(A), Distributor shall deliver to Supplier or destroy, upon request of Supplier, all Product materials supplied by Supplier and all Product marketing materials of any kind.

For all types of termination or expiration, the obligations of Supplier and Distributor pursuant to Sections 1, 2(b), 5(c), 5(d), 6(g), 7, 8, 9, 10 and 11(a)-(o) of this Agreement will survive any termination of this Agreement. Nothing in this Section 10 will limit any remedies which a Party may have for the other’s Party’s default, except as expressly provided in this Section 10 or another section of this Agreement.

(g) Effect of a Change of Control of Supplier.

(i) Notwithstanding any other provision of this Agreement, in the event that during the Term, Supplier completes a Change of Control, then Supplier (or its successor) shall have the right, in its sole discretion, to terminate this Agreement at any time during the six (6) month period following such Change of Control of Supplier upon six (6) month prior written notice to Distributor.

(ii) Without limiting the foregoing, Supplier agrees to use commercially reasonable efforts to encourage the acquirer of Supplier in such Change of Control of Supplier to continue this Agreement with Distributor, and Supplier agrees to use commercially reasonable efforts to facilitate negotiations between Distributor and the acquirer of Supplier in such Change of Control of Supplier with respect to such continuation of this Agreement.

(iii) In the event of such Change of Control of Supplier, should Supplier’s successor not wish to continue this Agreement, this Agreement shall, at Supplier’s or Supplier’s successor’s election, either:

(A) be terminated by Supplier or Supplier’s successor’s for any country in the Territory with a termination payment payable by Supplier to Distributor of two (2) times the verifiable commercially reasonable direct expenses of obtaining Regulatory Approval and reimbursement in the country plus a royalty in an amount equal to [*]; or

(B) be continued for the balance of the Initial Term under the same terms and conditions in all countries in the Territory in which Distributor has applied for Regulatory Approval, and desires to continue as Distributor provided, however, this Agreement shall not be eligible to continue for any Renewal Term unless expressly agreed to by Supplier (or its successor in a Change of Control of Supplier).

11.	GENERAL PROVISIONS.

(a) Insurance. During the Term, each Party shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, all types and amounts of insurance required by applicable law and all such insurance as is necessary to protect the other Party from and against any third party claims, including commercial general liability (including product liability) with financially sound and reputable insurers. Upon a Party’s request, the other Party shall provide the requesting Party with a certificate of insurance from the insured Party’s insurer evidencing the insurance coverage specified in this Agreement. During the Term, Supplier will maintain appropriate liability insurance in each country in the Territory to cover its obligations arising under Section 8(a)(i). During the Term, Distributor will maintain appropriate liability insurance to cover its obligations arising under Section 8(c)(i) and will confirm customers, including physicians will have appropriate liability insurance at the time of the sale of the Product to cover claims or suits by patients for bodily injury (including, but not limited to, death) for negligent implantation and use of the Product or malpractice of the prescribing or implanting physician.

(b) Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, USA, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware, USA. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

(c) Dispute Resolution. During the Term, the Parties shall act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a “Dispute”) between or among the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within sixty (60) days after the initiating Party provides notice of the Dispute to the other Party, such Dispute shall be finally settled by arbitration in New York, NY, or such other place as the Parties may mutually agree, using the English language, in accordance with the Rules of Arbitration of the International Chamber of Commerce as then in effect, and by a single arbitrator appointed in accordance with such rules. The arbitration will be conducted with three (3) arbitrators and the arbitrators shall have the authority to grant specific performance. Each Party will bear its own costs. The arbitrators’ decision will be final and binding on the parties. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

(d) Entire Agreement. This Agreement and the QLP Agreement (to the extent executed by the Parties), including and together with any related exhibits, schedules, attachments and appendices, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter, including, without limitation, the Original Agreement. The terms of this Agreement, including and together with any related exhibits, schedules, attachments and appendices, prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any purchase order or other document issued by Distributor.

(e) Amendments. This Agreement may only be amended or modified in a writing signed by authorized Representatives of Distributor and Supplier.

(f) Severability. In the event that any provision of this Agreement is held to be unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the Parties.

(g) Construction Against Waiver. Waiver by either Party of a breach of any provision of this Agreement or the failure by either Party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(i) English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

(j) Assignment. Neither Party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Party; provided that, Distributor shall have the right to assign this Agreement to an Affiliate of Distributor upon written notice to Supplier or to subcontract or assign the distribution rights to third parties for specific regions in the Territory subject to execution of agreements with equivalent terms and conditions, including the noncompete provision. Supplier shall have the right to assign this Agreement to Supplier’s successor in interest in connection with a merger, consolidation or acquisition or sale of all or substantially all of Supplier’s assets relating to the Product (such merged or consolidated entity or the acquirer of all or substantially all assets, the “Successor”); provided that the Successor agrees to be bound by all of Supplier’s obligations arising under this Agreement in writing. Any assignee shall be bound by all of the assigning Party’s obligations and duties under this Agreement. Any prohibited assignment shall be null and void.

(k) Notices. All notices under this Agreement must be in writing and will be deemed given if sent by facsimile (except for legal process), certified or registered mail or commercial courier (return receipt or confirmation or delivery requested), or by personal delivery to the Party to receive the notice or other communications called for by this Agreement at the following addresses (or at another address for a Party as specified by a Party by like notice):

If to Supplier:	Angel Medical Systems, Inc.
40 Christopher Way, Suite 201
Eatontown, New Jersey, 07724
Attn: David R. Fischell, CEO

With a copy to:	Honigman LLP
650 Trade Centre Way, Suite 200
Kalamazoo, Michigan 49002

If to Distributor:	Hydrix Medical Pty Ltd
30-32 Compark Circuit
Mulgrave, Victoria 3170 Australia
Attn: Gavin Coote

(l) Non-Solicit. Without the prior written consent of the other Party, neither Party shall, during the Term or for twelve (12) months thereafter, either directly or indirectly, hire or otherwise engage in the Territory, or cause, aid or assist any other person or entity (including its subsidiaries, parents or other Affiliates) to hire or otherwise engage in the Territory, any current or former employee of the other Party for a period of twelve (12) months after the termination of such individual’s employment relationship with such other Party; provided, however, neither Party shall be hereby prevented from (i) soliciting to hire employees through general solicitation of employment not specifically directed at the other Party’s current or former employees, or (ii) hiring any employee of the other Party so long as such hiring was not initially solicited, directly or indirectly, by such Party.

(m) Limitations on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: WHETHER THE DAMAGES WERE FORESEEABLE; WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; OR THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED. THE FOREGOING LIMITATIONS APPLY NOTWITHSTANDING THE FAILURE OF ANY AGREED UPON OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

(n) Force Majeure. Each of the Parties will be excused from its performance of its obligations hereunder if the performance is prevented by force majeure, and that excuse will continue so long as the condition constituting that force majeure continues plus thirty (30) days after the termination of the condition. For the purposes of this Agreement, “force majeure” is defined to include causes beyond the control of Distributor or Supplier, including without limitation acts of God, acts, regulations or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, flood, earthquake or storm, labor disturbances, or medical epidemics.

(o) Currency. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Supplier or Distributor as the case may be. All payments hereunder shall be made in the legal currency of the United States of America. With respect to each month in each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal or its successor publication on the last business day of such month within the applicable calendar quarter.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

SUPPLIER:		DISTRIBUTOR:

ANGEL MEDICAL SYSTEMS, INC.		HYDRIX MEDICAL PTY LTD

By:	/s/ David R. Fischell	By:	/s/ Gavin Coote
Name: David R. Fischell, Ph.D.		Name: Gavin Coote
Title: CEO		Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED DISTRIBUTION AND SUPPLY AGREEMENT

EXHIBIT A

GUARDIAN SPECIFICATIONS

[To be provided within 14 days of the Effective Date]

A-1

EXHIBIT B

DISTRIBUTOR MINIMAL SALES REQUIREMENTS

1. Effective Year	2. Minimum # of IMDs	3. Minimum # of Countries
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]

Each “Effective Year” referred to in column 1 of the table above shall equal twelve months plus the number of days in which a Supply Interruption Event was occurring during such twelve month period (e.g. If Effective Year 3 begins on April 1, 2022, and there is a 95 day Supply Interruption Event during the subsequent twelve month period, Effective Year 3 shall end on July 5, 2023 and Effective Year 4 shall begin on July 6, 2023).

Effective Year 1 shall begin on the later of the US Implant Date or January 1, 2021.

“Minimum Sales Condition” means, in relation to each Effective Year, the condition that Distributor purchase the minimum aggregate number of IMDs set forth in column 2 of the table above during the relevant Effective Year, for which Supplier receives full payment from Distributor, subject to Supplier complying with its obligations under this Agreement, including without limitation, complying with Distributor’s requirements to provide the Product in accordance with Distributor’s Purchase Orders with no discontinuation.

“Minimum Implant Condition” means:

(i) in relation to each of Effective Years 1, 2 and 3, the condition that Distributor has procured at least one commercial implant of the IMD in the minimum number of countries in the Territory (where Hydrix has filed in good faith a substantially complete application for Regulatory Approvals) set forth in column 3 of the table above during the relevant Effective Year;

(ii) in relation to each of Effective Years 4, 5, 6 and 7, the condition that Distributor has procured at least one commercial implant of the IMD in the minimum number of countries in the Territory (where Hydrix has obtained Regulatory Approvals) set forth in column 3 of the table above during the relevant Effective Year, subject to Supplier complying with its obligations under this Agreement, including without limitation, complying with Distributor’s requirements to provide the Product in accordance with Distributor’s Purchase Orders with no discontinuation.

B-1

EXHIBIT C

TRANSFER PRICING AND PAYMENT

TRANSFER PRICES FOR THE PRODUCT

1.	IMD and EXD Products

The transfer price for each IMD sold separately or together with an EXD shall equal (i) $[*] US, plus an amount equal to [*] of the difference between the Product Net Sales Price (as defined below) and $[*], as adjusted by Section 4, below and according to the following Schedule (with adjustments for values between or above those listed) (the “Transfer Price”). Under no circumstances shall the Transfer Price for the Product supplied by Supplier to Distributor under the terms of this Agreement be less than $[*] (subject to Section 4 below).

Product Net Sales Price	Transfer Price
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]
$[*]	$[*]

“Product Net Sales Price” shall mean the gross invoiced sales prices for the applicable Products sold by Distributor to its Subdistributors in the Territory or to end user third party, less: (a) the actual cost of shipping containers (i.e. cardboard containers) which has been included in the gross invoiced price; (b) the actual cost of freight and insurance which has been included in the gross invoiced price; (c) trade discounts (including without limitation discounts given to distributors and representatives), prompt payment and quantity discounts actually given, and other distributor or agent fees or commissions; (d) any tax imposed or other governmental charge (other than income tax) charged or levied on the sale, use, transportation, or delivery of the Products and borne or passed through to Distributor; (e) credits or allowances actually given and arising from returned or rejected Products or retrospective price adjustments to any such Products; and (f) governmental and managed care rebates, and hospital or other buying group charge backs.

2.	EXD Product

Additional unpaired EXDs (including one battery) may be purchased for $[*], which shall be paid by Distributor to Supplier within 30 days of delivery to Distributor. Additional batteries for unpaired EXDs may be purchased by Distributor at Supplier’s cost, which shall be paid by Distributor to Supplier within 30 days of delivery to Distributor.

C-1

3.	Guardian Programmer.

The transfer price for each Guardian Programmer including an EXD that acts as a wand shall be Supplier’s manufacturing cost plus $[*], which shall be paid by Distributor to Supplier within 30 days of delivery to Distributor.

4.	Improvements.

During the Term, Supplier shall use commercially reasonable efforts to seek improvement and reduction in Product manufacturing and material costs and commencing on January 1, 2022, the parties shall meet annually and mutually agree to reduce the Transfer Price by a mutually agreed upon portion of Supplier’s manufacturing and material cost savings, as they come available.

Payment Terms. Distributor will remit an advance payment to Supplier for each IMD and EXD of $[*] within thirty (30) days of acceptance by Distributor. Supplier shall issue an invoice for the Product with each shipment. Upon receipt of such invoice, payment terms for the remaining portion of the price based on calculation of the Product Net Sales Price shall be the sooner of:

(i) ninety (90) days from the date of implantation of the Product in a human patient; or

(ii) one hundred fifty days (150) from the date of delivery of the Product for an amount appropriate to the mean sales price for the Product in the country for which it was intended for all undisputed amounts.

All payment made by Distributor to Supplier pursuant to this Agreement shall be made in U.S. dollars.

D-1

EXHIBIT D

PURCHASE ORDER FORM

PURCHASE ORDER*

P.O. #
DATE
VENDOR NAME:				PROJECT
DEPT #
ACCT #

SHIP TO:			BILL TO:

THIS PURCHASE ORDER IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED DISTRIBUTION AND SUPPLY AGREEMENT DATED _____________, 2019
SHIPPING METHOD			SHIPPING TERMS			DELIVERY DATE

MATERIAL #	REV #	ITEM #	DESCRIPTION	UOM	QTY	UNIT PRICE	LINE TOTAL

NOTES/SPECIAL INSTRICTIONS:
SUBTOTAL
SALES TAX
SHIPPING
TOTAL
APPROVALS

Requested by:		Date:	Approved by:				Date:

D-1